Filed Pursuant to Rule 433

Registration Statement No. 333-127351-01

and No. 333-127351

May 28, 2008

TELECOM ITALIA CAPITAL

$1,000,000,000 7.721% Guaranteed Senior Notes due 2038

Guaranteed on a senior, unsecured basis by Telecom Italia S.p.A.

Issuer:	Telecom Italia Capital

Guarantor:	Telecom Italia S.p.A.

Ratings:	Baa2 Moody’s / BBB Standard & Poors / BBB+ Fitch ( Stable / Stable / Stable)

Principal Amount:	$1,000,000,000

Security Type:	Guaranteed Senior Notes

Legal Format:	SEC Registered

Settlement Date:	June 4, 2008

Maturity Date:	June 4, 2038

Price to Public (Issue Price):	100%

Coupon:	7.721%

Benchmark Treasury:	5.000% due May 15, 2037

Spread to Benchmark Treasury:	305 basis points (3.050%)

Treasury Strike:	4.671%

Re-offer Yield:	7.721%

Interest Payment Dates:	Semi-annually on June 4 and December 4, commencing on December 4, 2008

Make-whole call:	At any time after January 4, 2010 at the greater of (1) 100% or (2) at a discount rate of adjusted Treasury plus 45 basis pts

Denominations:	$2,000 and integral multiples of $1,000

CUSIP:	87927V AV0

Underwriters:	Goldman, Sachs & Co. (25%) (bookrunner) J.P. Morgan Securities Inc. (25%) (bookrunner) Lehman Brothers Inc. (25%) (bookrunner) Merrill Lynch International (25%) (bookrunner)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling Goldman, Sachs & Co. at 1-866-471-2526, J.P. Morgan Securities Inc. at 1-866-718-1649, Lehman at 1-888-603-5847 or Merrill Lynch International at 1-866-500-5408.